EXHIBIT 99.1

Hooker Furnishings Reports Fiscal 2023 Results

MARTINSVILLE, Va., April 14, 2023 (GLOBE NEWSWIRE) -- Hooker Furnishings Corporation (NASDAQ-GS: HOFT), a global leader in the design, production and marketing of home furnishings for nearly a century, today reported results for its fiscal-year 2023 fourth quarter and full year ended January 29, 2023.

Fiscal 2023 and fiscal 2023 fourth quarter overview:

  Consolidated net sales for fiscal 2023 were $583.1 million, a decrease of $10.5 million, or 1.8%, compared to the prior year, driven by a $62.6 million or 22.4% net sales decline in the Home Meridian segment, while partially offset by a $49.9 million or 46.7% higher net sales in the Domestic Upholstery segment, marking the second consecutive year of double-digit sales gains at Bradington-Young, HF Custom (formerly Sam Moore Furniture) and Shenandoah. The addition of Sunset West results for the full year also significantly contributed to the annual sales growth in this segment. Hooker Branded net sales were essentially flat compared to the record sales achieved in fiscal 2022 in the segment.
  The Company recorded a $24.4 million non-cash charge related to its exit of the Accentrics Home (ACH) line of lower-priced, low-margin accent items, for the write down of ACH inventories and other excess inventories in the Home Meridian segment. The charge was initially expected to be $34 million, but estimates were refined during the Company’s year-end financial close and was ultimately less than originally estimated in part as sales of the inventory have thus far been at less of a discount than originally expected. The charge drove the decreased consolidated gross profit and margin. To a lesser extent, higher warehousing and distribution costs in the Hooker Branded segment and lower overall sales volume contributed to the reduced gross profit. In the Domestic Upholstery segment, gross profit and margin improved due to higher year-over-year sales.
  As a result of the $24.4 million inventory valuation charge, the Company reported a consolidated operating loss of $6.0 million and a consolidated net loss of $4.3 million or ($0.37) per diluted share for fiscal year 2023, compared to consolidated operating income of $14.8 million and consolidated net income of $11.7 million in the prior year.
  For the fiscal 2023 fourth quarter, consolidated net sales decreased by $3.5 million, or 2.6%, versus the prior year period due to a $16.3 million reduction in net sales in the Home Meridian segment. The decrease was partially offset by $6.5 million and $5.3 million net sales increases versus the prior year period in the Hooker Branded and Domestic Upholstery segments, respectively.
  The Company reported a fourth-quarter operating loss of $23.7 million and net loss of $17.9 million or ($1.60) per diluted share, driven by the $24.4 million inventory valuation charge recorded in the fourth quarter of fiscal 2023.

Management Commentary

“During a year challenged by economic and global supply-chain headwinds, we’re pleased to have achieved double-digit sales gains in Domestic Upholstery for the second consecutive year, and to have a strong finish at Hooker Branded with a $6.5 million sales increase in the fourth quarter,” said Jeremy Hoff, chief executive officer and director of Hooker Furnishings.

“Adding to the positive momentum, our contract and hospitality furnishings businesses, H Contract and SLH, continued to recover from the pandemic’s negative impact on these categories in the past two years,” he said.

“While painful in the short term, we made the decision to exit the unprofitable ACH business rather than dragging out corrective actions for years. It is an intentional effort to resolve this more quickly and get HMI on the path to profitability sooner,” said Hoff. “As we reported last month, this action is part of our final phase of reorganization at HMI, and because of this, we’re confident we can turn HMI to profitability by the end of this year. Also, as part of reorganizing the HMI segment, we are repositioning the Prime Resources International (PRI) business unit as a direct container-only business model. Changing the PRI model minimizes both cash and inventory risk and eliminates unnecessary margin erosion from costs related to maintaining domestic inventory,” he added.

“Hooker Furnishings enters the year well-positioned to navigate a new landscape that’s shifting from historically high demand to a reliance on market share gains,” Hoff said. “We have multiple initiatives underway to broaden our share of the total addressable market, brand positioning and visibility. At the Spring High Point Market next week, we’ll debut our nearly 120,000-square-foot Hooker Legacy Showroom in a prime location at the center of the market and encompassing the entire third floor of the Showplace Building. Featuring abundant natural lighting, high ceilings, a modern presentation and an outdoor patio, the showroom will help us attract new customers, become a more important brand offering to all sales segments, and accelerate our multiple strategic growth initiatives through this engaging shopping experience.”

“Also at the High Point Market, we are launching “M”, a domestically produced upholstery and imported occasional furniture brand. The M brand, produced by HF Custom, Bradington-Young and Shenandoah, represents a significant opportunity by allowing us to address a casual, comfortable, modern lifestyle – a look distinct from anything we currently offer. Additionally, we are showing the first comprehensive display of the Sunset West outdoor furniture product line in the Southeast U.S. The prominent and comprehensive display of the Sunset West line in High Point, along with positioning the line to have a Savannah Warehouse shipping point, will help accelerate our distribution expansion of the California-based product line throughout the U.S., as the outdoor furniture market continues to have exciting growth potential.” Hoff said.

Segment Reporting: Hooker Branded

For the fiscal year, the Hooker Branded segment’s net sales decreased slightly by $1.1 million, or 0.5%, compared to the peak sales in the prior year after the initial COVID crisis. This segment experienced abnormally low inventory levels in the first quarter of fiscal 2023, due to the COVID-related temporary factory closures in Vietnam in late calendar 2021. In the third quarter, there was a temporary delay in shipments due to inventory mix issues. Those issues were resolved, as inventory increased in the segment by $35 million compared to the prior year end and more than doubled compared to fiscal 2020- and 2021-year ends.

Gross profit and margin decreased compared to the prior year due to higher demurrage expenses and increased warehousing labor costs, driven by the large inventory volume as well as port and warehouse congestion in the U.S. Although there were fewer incoming orders compared to the demand surge in the prior year, a significant portion of the large backlog from the previous year was fulfilled, leading to solid shipments during the current year. Order backlog for the segment at year end remained 76% higher than pre-pandemic levels at fiscal 2020-year end.

“After getting our inventory mix into balance, we were able to ship our strong backlogs and achieve a 15% fourth quarter sales increase at Hooker Branded to finish the year,” said Hoff. “Going forward, we’re in a strong position to ship our backlogs and service higher demand that we expect from our aggressive growth plans. In addition, the very well-received and equally well-placed whole-home Charleston Collection introduced last fall is beginning to ship to retail floors.”

Segment Reporting: Home Meridian (HMI)

Net sales at HMI decreased by $62.6 million, or 22.4%, compared to the prior year. Additionally, this segment recorded an operating loss of $37.2 million, driven by lower sales volume and the $24.4 million inventory valuation charges related to the exit of the ACH business unit, the repositioning of the PRI business, and on excess SLF inventories.

  The ACH unit, focused on lower-priced items, contributed about 13% of HMI’s overall revenue, but accounted for over 50% of the operating loss in this segment, primarily due to the write-down of its inventories to market. The unit’s business model required significant investment in inventory and high handling costs to meet quick shipping demands. Additionally, these lower-priced and lower-margin ACH inventories carried historically high freight costs from the prior year. Given the inventory levels, industry discounting and current low demand, the Company determined a profitable market for these products didn’t exist and was unwilling to continue to incur additional lease, warehouse, labor and other costs to store and sell aging inventory below cost well into the future. Consequently, it decided the best course of action was to exit the brand.
  Over 30% of the net sales decrease was driven by HMidea, which was exited in fiscal 2022 and focused on Clubs channel sales. The Company made the decision to exit HMidea in the prior fiscal year due to continued losses driven by low margins and excessive chargebacks. While this led to a decrease in revenue, the exit resulted in significant improvement in returns and allowances costs.
  Nearly 60% of the decrease was driven by sales decreases at PRI and SLF, which service major furniture chains and mass merchants. These brands experienced decreased incoming orders as retail customers focused on reducing their own excess inventories by delaying shipments. Pulaski’s fiscal 2023 net sales were essentially flat.
  On a more positive note, HMI’s licensed collection, Drew + Jonathan Home, is selling well at retail, with significant growth opportunity.

The Company is restructuring and repositioning the Home Meridian business to prioritize the most profitable and stable channels and product categories, with the goal of improving profitability across the segment. “As part of this restructuring, we plan to reduce the physical footprints at our Savannah, GA. Warehouse and High Point, NC administrative office over the course of our current fiscal year,” said Paul Huckfeldt, senior vice president and chief financial officer. “This will reduce our lease, warehousing, and related expenses. “By the end of fiscal 2024, we expect to reduce our working capital requirement by about 60%, which will greatly improve our cash flow return on investment while lowering our overhead at HMI by over $12 million over a 2-year period from the beginning of fiscal 2023,” Huckfeldt added.

“Going forward, HMI will focus working capital toward the product lines that matter most to our partners,” said Hoff. “That means we will focus entirely on the segment’s core businesses: Pulaski Furniture, Samuel Lawrence Furniture, PRI and Samuel Lawrence Hospitality. We believe we have a significant opportunity to create a sustainable profit-model at HMI, without the erratic ups and downs we have experienced over the recent years. We believe HMI will achieve profitability in the second-half of fiscal 2024.”

Segment Reporting: Domestic Upholstery

The Domestic Upholstery Segment reported a $49.9 million, or 46.7%, sales increase compared to the prior year. Double-digit annual sales gains at Bradington-Young, HF Custom and Shenandoah for the second consecutive year helped drive the year-over-year increase, along with the addition of Sunset West results. Gross margin was 20.8%, compared to 19.5% in the prior year. Higher sales volume and operating near full capacity significantly improved overhead absorption and direct labor efficiency; however, price inflation of raw materials and higher freight surcharges negatively impacted profitability.

For the fiscal 2023 fourth quarter, net sales increased by $5.3 million, or 18.6%, compared to the same period a year ago. However, when the new ERP system went live at Sunset West in December 2022, the conversion process significantly impacted its shipping activities and negatively impacted its profitability in the fiscal 2023 fourth quarter. These issues were mostly resolved in the first quarter of fiscal 2024.

“While more than doubling its California production and warehousing space and implementing a new ERP system this year, Sunset West has exceeded our expectations from a growth opportunity standpoint,” said Hoff. “We’re excited to participate in the growing outdoor furniture space, and believe Sunset West is in a strong position to gain significant market share.”

Incoming orders in the segment decreased due to a slowdown in demand. Order backlog was lower than the prior year when demand was exceptionally strong, but production capacity was constrained. Shortages and inconsistent deliveries of certain raw materials were no longer a concern during fiscal 2023, which enabled the fulfillment of orders and a reduction in the historically high order backlogs carried over from the prior year. At the end of fiscal 2023, order backlog, excluding Sunset West, remained 57% higher than pre-pandemic levels at fiscal 2020 year end.

“Our delivery lead times for domestic upholstery continue to come down and are approaching more normalized levels,” Hoff said. “As fiscal 2024 progresses, we expect delivery times will continue to improve.”

Cash, Debt and Inventory

Cash and cash equivalents stood at $19 million at fiscal 2023 year-end, down $50.4 million from the balance at the fiscal 2022 year-end. The Company used a portion of cash on hand and cash collected from accounts receivable to fund $19 million increase in inventory, $13.3 million in share repurchases, $9.6 million in cash dividends to our shareholders, $5.4 million for development of our new cloud-based ERP system, and $4.2 million capital expenditure for enhancements of other systems and facilities. A total of 820,000 shares of common stock were purchased and retired under the $20 million share repurchase authorization approved by the Board of Directors in calendar 2022. During fiscal 2023, the Company entered into a $25 million term loan to replenish cash used to make the Sunset West acquisition. Liquidity and capital requirements will be further improved through the write down of ACH inventories and other excess inventories, as discussed above.

“Since the 2023 fiscal year-end, cash and cash equivalents have increased about $20 million despite an additional $3 million in share repurchases. The cash increase is mostly attributable to right-sizing our inventory levels,” Huckfeldt continued.

Capital Allocation

“We are pleased to be bringing our inventory levels in line with demand and generating cash, while also purchasing shares and continuing to pay our dividend. The dividend, which is now yielding over 4.5%, along with our share repurchase program, are meaningful ways to return capital to our shareholders,” said Huckfeldt. “We expect to continue to generate cash in the coming year,” Huckfeldt continued, “which we will use to fund capital expenditures, pay dividends, repay debt and strengthen our cash position.”

Outlook

“Economic indicators remain mixed. We are encouraged by the stabilization of global supply chain dynamics, some moderation of inflation and continuing strength in employment levels, but concerned about possible instability in global banking, interest rates and the stock market. Other headwinds include retailers delaying shipments due to temporarily high inventory levels, and the regulatory uncertainty with respect to anti-tipping standards on bedroom storage furniture, which we believe negatively impacted incoming order rates in the fiscal 2024 first quarter, especially from larger customers of our Home Meridian segment. Based on recent developments, it appears the tip-over issue is near resolution and we do not expect it to have a long-term impact on demand or product costs,” said Hoff.

“As the industry returns to more typical demand and supply chain constraints continue to improve, previously astronomical ocean freight rates have declined, and appear to have stabilized. We expect to begin realizing cost savings and improved margins as the year progresses as we sell though our existing, higher-cost inventory and replenish with goods carrying lower freight charges.

“There is significant momentum at Home Meridian with meaningful new placements with major customers. We expect the product commitments made by customers will positively affect the current fiscal year, helping put HMI on the path for solid and sustainable profitability. With the opening of our new Hooker Legacy Showroom and our first Spring High Point Market in the renovated HMI and Portfolio showrooms, we expect an exciting, well-attended furniture market next week. We believe our new High Point and Las Vegas showrooms and plans to show at the Atlanta Market this summer present an opportunity for us to get our brands in front of more customers and prospects in the next 12 months than at any time in our history,” he concluded.

Conference Call Details

Hooker Furnishings will present its fiscal 2023 fourth quarter and full year financial results via teleconference and live internet webcast on Wednesday morning, April 19th, 2023 at 9:00 AM Eastern Time. A live webcast of the call will be available on the Investor Relations page of the Company’s website at https://investors.hookerfurnishings.com/events and archived for replay. To access the call by phone, participants should go to this link (registration link) and you will be provided with dial in details. To avoid delays, participants are encouraged to dial into the conference call fifteen minutes ahead of the scheduled start time.

Hooker Furnishings Corporation, in its 99th year of business, is a designer, marketer and importer of casegoods (wooden and metal furniture), leather furniture, and fabric-upholstered furniture for the residential, hospitality and contract markets. The Company also domestically manufactures premium residential custom leather and custom fabric-upholstered furniture and outdoor furniture. Major casegoods product categories include home entertainment, home office, accent, dining, and bedroom furniture in the upper-medium price points sold under the Hooker Furniture brand. Hooker’s residential upholstered seating product lines include Bradington-Young, a specialist in upscale motion and stationary leather furniture, HF Custom (formerly Sam Moore Furniture), a specialist in fashion forward custom upholstery offering a selection of chairs, sofas, sectionals, recliners and a variety of accent upholstery pieces, Hooker Upholstery, imported upholstered furniture targeted at the upper-medium price-range and Shenandoah Furniture, an upscale upholstered furniture company specializing in private label sectionals, modulars, sofas, chairs, ottomans, benches, beds and dining chairs in the upper-medium price points for lifestyle specialty retailers. The H Contract product line supplies upholstered seating and casegoods to upscale senior living facilities. The Home Meridian division addresses more moderate price points and channels of distribution not currently served by other Hooker Furnishings divisions or brands. Home Meridian’s brands include Pulaski Furniture, casegoods covering the complete design spectrum in a wide range of bedroom, dining room, accent and display cabinets at medium price points, Pulaski Upholstery, stationary and motion upholstery collections available in fabric and leather covering the complete design spectrum at medium price points, Samuel Lawrence Furniture, value-conscious offerings in bedroom, dining room, home office and youth furnishings, Prime Resources International, value-conscious imported leather upholstered furniture, and Samuel Lawrence Hospitality, a designer and supplier of hotel furnishings. The Sunset West division is a designer and manufacturer of comfortable, stylish and high-quality outdoor furniture. Hooker Furnishings Corporation’s corporate offices and upholstery manufacturing facilities are located in Virginia, North Carolina and California, with showrooms in High Point, N.C., Las Vegas, N.V., Atlanta, G.A. and Ho Chi Minh City, Vietnam. The company operates distribution centers in Virginia, Georgia and Vietnam. Please visit our websites hookerfurnishings.com, hookerfurniture.com, bradington-young.com, sammoore.com, hcontractfurniture.com, homemeridian.com, pulaskifurniture.com, slh-co.com, and sunsetwestusa.com.

Certain statements made in this release, other than those based on historical facts, may be forward-looking statements. Forward-looking statements reflect our reasonable judgment with respect to future events and typically can be identified by the use of forward-looking terminology such as “believes,” “expects,” “projects,” “intends,” “plans,” “may,” “will,” “should,” “would,” “could” or “anticipates,” or the negative thereof, or other variations thereon, or comparable terminology, or by discussions of strategy. Forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements. Those risks and uncertainties include but are not limited to: (1) general economic or business conditions, both domestically and internationally, including the current macro-economic uncertainties and challenges to the retail environment for home furnishings along with instability in the financial and credit markets, in part due to rising interest rates, including their potential impact on (i) our sales and operating costs and access to financing or (ii) customers and suppliers and their ability to obtain financing or generate the cash necessary to conduct their respective businesses; (2) difficulties in forecasting demand for our imported products and raw materials used in our domestic operations; (3) risks associated with our reliance on offshore sourcing and the cost of imported goods, including fluctuation in the prices of purchased finished goods, customs issues, freight costs, including the price and availability of shipping containers, ocean vessels, ocean and domestic trucking, and warehousing costs and the risk that a disruption in our offshore suppliers or the transportation and handling industries, including labor stoppages, strikes, or slowdowns, could adversely affect our ability to timely fill customer orders; (4) risks associated with HMI segment restructuring and cost-savings efforts, including our ability to timely dispose of excess inventories, reduce expenses and return the segment to profitability; (5) the impairment of our long-lived assets, which can result in reduced earnings and net worth; (6) adverse political acts or developments in, or affecting, the international markets from which we import products, including duties or tariffs imposed on those products by foreign governments or the U.S. government and possible future U.S. conflict with China; (7) the direct and indirect costs and time spent by our associates associated with the implementation of our Enterprise Resource Planning system, including costs resulting from unanticipated disruptions to our business; (8) the interruption, inadequacy, security breaches or integration failure of our information systems or information technology infrastructure, related service providers or the internet or other related issues including unauthorized disclosures of confidential information, hacking or other cyber-security threats or inadequate levels of cyber-insurance or risks not covered by cyber- insurance; (9) risks associated with our newly leased warehouse space in Georgia including the inability to realize anticipated cost savings, access to warehouse labor and information systems; (10) risks associated with domestic manufacturing operations, including fluctuations in capacity utilization and the prices and availability of key raw materials, as well as changes in transportation, warehousing and domestic labor costs, availability of skilled labor, and environmental compliance and remediation costs; (11) the risks related to the recent Sunset Acquisition including integration costs, maintaining Sunset West’s existing customer relationships, debt service costs, interest rate volatility, the use of operating cash flows to service debt to the detriment of other corporate initiatives or strategic opportunities, the loss of key employees from Sunset West, the disruption of ongoing businesses or inconsistencies in standards, controls, procedures and policies across the business which could adversely affect our internal control or information systems and the costs of bringing them into compliance and failure to realize benefits anticipated from the Sunset Acquisition; (12) changes in U.S. and foreign government regulations and in the political, social and economic climates of the countries from which we source our products; (13) risks associated with product defects, including higher than expected costs associated with product quality and safety, regulatory compliance costs (such as the costs associated with the US Consumer Product Safety Commission’s new mandatory furniture tip-over standard) related to the sale of consumer products and costs related to defective or non-compliant products, product liability claims and costs to recall defective products and the adverse effects of negative media coverage; (14) disruptions and damage (including those due to weather) affecting our Virginia or Georgia warehouses, our Virginia, North Carolina or California administrative facilities, our High Point, Las Vegas, and Atlanta showrooms or our representative offices or warehouses in Vietnam and China; (15) the risks specifically related to the concentrations of a material part of our sales and accounts receivable in only a few customers, including the loss of several large customers through business consolidations, failures or other reasons, or the loss of significant sales programs with major customers; (16) our inability to collect amounts owed to us or significant delays in collecting such amounts; (17) achieving and managing growth and change, and the risks associated with new business lines, acquisitions, including the selection of suitable acquisition targets, restructurings, strategic alliances and international operations; (18) capital requirements and costs; (19) risks associated with distribution through third-party retailers, such as non-binding dealership arrangements; (20) the cost and difficulty of marketing and selling our products in foreign markets; (21) changes in domestic and international monetary policies and fluctuations in foreign currency exchange rates affecting the price of our imported products and raw materials; (22) the cyclical nature of the furniture industry, which is particularly sensitive to changes in consumer confidence, the amount of consumers’ income available for discretionary purchases, and the availability and terms of consumer credit; (23) price competition in the furniture industry; (24) competition from non-traditional outlets, such as internet and catalog retailers; (25) changes in consumer preferences, including increased demand for lower-priced furniture; and (26) other risks and uncertainties described under Part I, Item 1A. "Risk Factors" in the Company’s Annual Report on Form 10-K for the fiscal year ended January 29, 2023. Any forward-looking statement that we make speaks only as of the date of that statement, and we undertake no obligation, except as required by law, to update any forward-looking statements whether as a result of new information, future events or otherwise and you should not expect us to do so.

Table I
HOOKER FURNISHINGS CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share data)

	For the
	Thirteen Weeks Ended			Fifty-Two Weeks Ended
	January 29,		January 30,	January 29,	January 30,
	2023		2022	2023	2022

Net sales	$131,299		$134,805	$583,102	$593,612

Cost of sales	101,449		116,456	461,056	488,508
Inventory valuation expense	29,078		1,953	28,752	3,402

Gross (loss)/profit	772	-	16,396	93,294	101,702

Selling and administrative expenses	23,560		21,132	95,815	84,475
Intangible asset amortization	878		596	3,512	2,384
Trade name impairment charges	13		-	13	-

Operating (loss)/income	(23,679)	-	(5,332)	(6,046)	14,843

Other income/(expense), net	(10)		213	416	373
Interest expense, net	(27)		29	519	110

(Loss)/Income before income taxes	(23,662)		(5,148)	(6,149)	15,106

Income tax (benefit)/expense	(5,783)		(1,175)	(1,837)	3,388

Net (loss)/income	$(17,879)		$(3,973)	$(4,312)	$11,718

(Loss)/Earnings per share
Basic	$(1.60)		$(0.33)	$(0.37)	$0.99
Diluted	$(1.60)		$(0.33)	$(0.37)	$0.97

Weighted average shares outstanding:
Basic	11,166		11,863	11,593	11,852
Diluted	11,166		11,955	11,593	11,970

Cash dividends declared per share	$0.22		$0.20	$0.82	$0.74

Table II
HOOKER FURNISHINGS CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF COMPREHENSIVE (LOSS)/INCOME
(In thousands)

	For the
	Thirteen Weeks Ended		Fifty-Two Weeks Ended
	January 29,	January 30,	January 29,	January 30,
	2023	2022	2023	2022

Net (loss)/income	$(17,879)	$(3,973)	$(4,312)	$11,718
Other comprehensive income:
Amortization of actuarial gain/(loss)	1,142	654	1,204	994
Income tax effect on amortization	(273)	(165)	(288)	(237)
Adjustments to net periodic benefit cost	869	489	916	757

Total comprehensive (loss)/income	$(17,010)	$(3,484)	$(3,396)	$12,475

Table III
HOOKER FURNISHINGS CORPORATION AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(In thousands)
As of	January 29,	January 30,
	2023	2022

Assets
Current assets
Cash and cash equivalents	$19,002	$69,366
Trade accounts receivable, net	62,129	73,727
Inventories	96,675	75,023
Income tax recoverable	3,079	4,361
Prepaid expenses and other current assets	6,418	5,237
Total current assets	187,303	227,714
Property, plant and equipment, net	27,010	28,058
Cash surrender value of life insurance policies	27,576	26,479
Deferred taxes	14,484	11,612
Operating leases right-of-use assets	68,949	51,854
Intangible assets, net	31,779	23,853
Goodwill	14,952	490
Other assets	9,663	4,499
Total non-current assets	194,413	146,845
Total assets	$381,716	$374,559

Liabilities and Shareholders' Equity
Current liabilities
Current portion of long-term debt	$1,393	$-
Trade accounts payable	16,090	30,916
Accrued salaries, wages and benefits	9,290	7,141
Customer deposits	8,511	7,145
Current portion of lease liabilities	7,316	7,471
Other accrued expenses	7,438	4,264
Total current liabilities	50,038	56,937
Long term debt	22,874	-
Deferred compensation	8,178	9,924
Operating lease liabilities	63,762	46,570
Other long-term liabilities	843	-
Total long-term liabilities	95,657	56,494
Total liabilities	145,695	113,431

Shareholders' equity
Common stock, no par value,20,000shares authorized,
11,197and 11,922 shares issued and outstanding on each date	50,770	53,295
Retained earnings	184,386	207,884
Accumulated other comprehensive loss	865	(51)
Total shareholders' equity	236,021	261,128
Total liabilities and shareholders' equity	$381,716	$374,559

Table IV
HOOKER FURNISHINGS CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)

	For the Fifty-Two Weeks Ended
	January 29,	January 30,
	2023	2022
Operating Activities:
Net (loss)/income	$(4,312)	$11,718
Adjustments to reconcile net income to net cash
(used in) / provided by operating activities:
Inventory valuation expense	28,752	3,402
Depreciation and amortization	8,829	7,814
Deferred income tax expense	(3,160)	2,323
Non-cash restricted stock and performance awards	1,244	(28)
Provision for doubtful accounts and sales allowances	(3,673)	45
Gain on life insurance policies	(1,179)	(1,008)
Loss / (gain) on disposal of assets	94	(18)
Changes in assets and liabilities
Trade accounts receivable	16,831	9,518
Inventories	(47,827)	(8,265)
Income tax recoverable	1,283	(4,361)
Prepaid expenses and other current assets	(5,711)	(4,400)
Trade accounts payable	(15,781)	(1,312)
Accrued salaries, wages and benefits	2,148	76
Accrued income taxes	-	(501)
Customer deposits	(1,911)	2,890
Operating lease assets and liabilities	(57)	708
Other accrued expenses	3,254	908
Deferred compensation	(542)	(300)
Net cash (used in)/provided by operating activities	(21,718)	19,209

Investing Activities:
Acquisitions	(25,274)	-
Purchases of property, plant and equipment	(4,199)	(6,692)
Proceeds from sale of property and equipment	-	18
Premiums paid on life insurance policies	(492)	(560)
Proceeds received on life insurance policies	-	372
Net cash used in investing activities	(29,965)	(6,862)

Financing Activities:
Proceeds from long-term loans	25,000	-
Payments for long-term loans	(700)	-
Proceeds from revolving credit facility	36,190	-
Payments for revolving credit facility	(36,190)	-
Debt issuance cost	(37)	-
Purchase and retirement of common stock	(13,342)	-
Cash dividends paid	(9,602)	(8,822)
Cash provided by/(used in) financing activities	1,319	(8,822)

Net (decrease)/increase in cash and cash equivalents	(50,364)	3,525
Cash and cash equivalents at the beginning of year	69,366	65,841
Cash and cash equivalents at the end of year	$19,002	$69,366

Supplemental schedule of cash flow information:
Income taxes paid, net	$101	$5,888
Interest paid, net	642	-

Supplemental schedule of noncash investing activities:
Increase in lease liabilities arising from changes in right-of-use assets	$25,241	$24,513
Increase in property and equipment through accrued purchases	128	15

	Table V
	HOOKER FURNISHINGS CORPORATION AND SUBSIDIARIES
	NET SALES AND OPERATING (LOSS)/INCOME BY SEGMENT
	(In thousands)

	Thirteen Weeks Ended				Fifty-Two Weeks Ended
	January 29, 2023		January 30, 2022		January 29, 2023		January 30, 2022
		% Net		% Net		% Net		% Net
Net sales		Sales		Sales		Sales		Sales
Hooker Branded	$49,858	38.0%	$43,388	32.2%	$199,602	34.2%	$200,692	33.8%
Home Meridian	44,617	34.0%	60,939	45.2%	216,338	37.1%	278,902	47.0%
Domestic Upholstery	33,735	25.7%	28,439	21.1%	156,717	26.9%	106,827	18.0%
All Other	3,089	2.3%	2,039	1.5%	10,445	1.8%	7,191	1.2%
Consolidated	$131,299	100%	$134,805	100%	$583,102	100%	$593,612	100%

Operating (loss)/income
Hooker Branded	$5,098	10.2%	$5,628	13.0%	$20,529	10.3%	$30,667	15.3%
Home Meridian	(29,892)	-67.0%	(11,987)	-19.7%	(37,181)	-17.2%	(21,260)	-7.6%
Domestic Upholstery	583	1.7%	785	2.8%	8,871	5.7%	4,675	4.4%
All Other	532	17.2%	242	11.9%	1,735	16.6%	761	10.6%
Consolidated	$(23,679)	-18.0%	$(5,332)	-4.0%	$(6,046)	-1.0%	$14,843	2.5%

For more information, contact:

Paul A. Huckfeldt, Senior Vice President & Chief Financial Officer, Phone: (276) 666-3949